Exhibit 2.2

PLAN OF REORGANIZATION
of
EngageSmart, Inc.
(a Delaware corporation)

THIS PLAN OF REORGANIZATION (this “Plan”), dated as of September 22, 2021, is hereby adopted and approved by EngageSmart, Inc. (the “Corporation”), a corporation formed under the laws of Delaware (the “Corporation”), to set forth the terms, conditions and procedures governing the reorganization of the Corporation. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to such terms in the certificate of incorporated that was filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on September 22, 2021 (the “Interim Certificate of Incorporation”).

WHEREAS, the Corporation was converted from a Delaware limited liability company to a Delaware corporation by filing a certificate of conversion and the Interim Certificate of Incorporation with the Secretary of State and, following such conversion, is a corporation incorporated and existing under the laws of the State of Delaware and is currently governed by and operating under the Interim Certificate of Incorporation, the Bylaws (as defined below) and the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the Board of the Corporation (the “Board”), in connection with a proposed public offering (the “IPO”) of Common Stock (as defined below) by the Corporation, has determined that it is in the best interests of the Corporation and its stockholders, upon the terms and conditions and in accordance with the procedures set forth herein, to authorize and approve, the IPO and the Reorganization (as defined below) and the execution, delivery and filing of any and all instruments, certificates and documents necessary or desirable in connection therewith;

WHEREAS, the Board and the requisite Shareholders have approved and adopted this Plan, the Reorganization and the other transactions contemplated by this Plan; and

WHEREAS, in connection with the Reorganization, (i) all outstanding Class A-1 Common Stock (as defined in the Interim Certificate of Incorporation) shall be reclassified into shares of Common Stock as provided in this Plan and the Public Company Certificate of Incorporation (as defined below), (ii) all outstanding Class A-2 Common Stock (as defined in the Interim Certificate of Incorporation) shall be reclassified into shares of Common Stock as provided in this Plan and the Public Company Certificate of Incorporation and (iii) all Class A-3 Common Stock (as defined in the Interim Certificate of Incorporation) shall be reclassified into shares of Common Stock as provided in this Plan and the Public Company Certificate of Incorporation.

NOW, THEREFORE, the Corporation does hereby adopt this Plan to effectuate the Reorganization as follows:

1. Reorganization; Effect of Reorganization. Upon the filing and effectiveness of the Public Company Certificate of Incorporation, each share of Class A-1 Common Stock will be converted into 0.9398 shares of Common Stock of the Corporation (the “Common Stock”), each share of Class A-2 Common Stock will be converted into 1.1102 shares of Common Stock (with cash being provided in lieu of each fractional share in the amount of each fractional share multiplied by the price at the which the shares of Common Stock shall be sold in connection with the IPO) and each share of Class A-3 Common Stock will be converted into one share of Common Stock. Following the effectiveness of the Public Company Certificate of Incorporation, the former holders of Class A-1 Common Stock will enter into two subscription agreements to subscribe for, in aggregate, 1,951,261 shares of Common Stock in exchange for cash (based on the price at the which the shares of Common Stock will be sold to the public in connection with the IPO) and a promissory note. Collectively, the transactions referred to in this paragraph 1 are the “Reorganization.”

2. Public Company Certificate of Incorporation; Effective Time. The Reorganization shall be effective upon the filing with the Secretary of State of the State of Delaware of a duly executed Certificate of Incorporation of the Corporation, in the form of Exhibit A attached hereto (the “Public Company Certificate of Incorporation”) or at such later time as may be specified in the Public Company Certificate of Incorporation (such time of effectiveness, the “Effective Time”). From and after the Effective Time, the Public Company Certificate of Incorporation of the Corporation shall be in the form attached hereto as Exhibit A, until thereafter amended and/or restated in accordance with the terms thereof and the DGCL.

3. Effect of the Reclassification on Equity Interests in the Corporation.

(a) Reclassification of Outstanding Securities. At the Effective Time, automatically by virtue of the Reclassification and without any further action on the part of the Corporation or any holder of Common Stock in the Corporation:

(i) each share of Class A-1 Common Stock that is outstanding immediately prior to the Effective Time shall be converted into 0.9398 share of common stock, par value $0.001 per share, of the Corporation (“Common Stock”), and as of the Effective Time each such share of Common Stock shall be duly and validly issued, fully paid and nonassessable;

(ii) each share of Class A-2 Common Stock that is outstanding immediately prior to the Effective Time shall be converted into 1.1102 share of Common Stock (with cash being provided in lieu of each fractional share in the amount of each fractional share multiplied by the price at the which the shares of Common Stock shall be sold in connection with the IPO), and as of the Effective Time each such share of Common Stock shall be duly and validly issued, fully paid and nonassessable; and

(iii) each share of Class A-3 Common Stock that is outstanding immediately prior to the Effective Time shall be converted into (1) one share of Common Stock, and as of the Effective Time each such share of Common Stock shall be duly and validly issued, fully paid and nonassessable.

(b) No Further Ownership Rights in Class A-1 Common Stock, Class A-2 Common Stock and Class A-3 Common Stock. All shares of Common Stock (and, with respect to the shares of Class A-2 Common Stock, the cash provided in lieu of each fractional share) into which the Class A-1 Common Stock, Class A-2 Common Stock and Class A-3 Common Stock of the Corporation are reclassified pursuant to the Reorganization in accordance with the terms of this Plan shall be deemed to have been issued in full satisfaction of all rights pertaining to such Class A-1 Common Stock, Class A-2 Common Stock and Class A-3 Common Stock in the Corporation. Immediately following the Effective Time, Class A-1 Common Stock, Class A-2 Common Stock and Class A-3 Common Stock of the Corporation shall cease to exist, and the holder of such shares immediately prior to the Effective Time shall cease to have any rights with respect thereto.

(c) No Impact on Vesting Restrictions and Repurchase Rights. The conversion of Class A-1 Common Stock, Class A-2 Common Stock and Class A-3 Common Stock pursuant to Public Company Certificate of Incorporation will not limit, impair or otherwise modify any vesting restrictions or repurchase rights with respect to any equity issued by the Corporation to any officer or employee of the Corporation or any other person, which vesting restrictions and repurchase rights shall continue to apply to the shares of Common Stock issued hereby to any such persons until the expiration of such vesting restrictions and repurchase rights in accordance with their terms.

(d) Registration in Book-Entry. Shares of Common Stock issued in connection with the reclassification shall be uncertificated, and the Corporation shall register, or cause to be registered, such shares into which each outstanding shares of Class A-1 Common Stock, Class A-2 Common Stock and Class A-3 Common Stock shall have been reclassified as a result of the reclassification in book-entry form.

4. Implementation and Interpretation; Termination and Amendment. This Plan shall be implemented and interpreted by the Board, (a) each of which shall have full power and authority, subject to applicable law, to delegate and assign any matters covered hereunder to any other party(ies), including, without limitation, any officers of the Corporation, as the case may be, and (b) the interpretations and decisions of which shall be final, binding, and conclusive on all parties. The Board at any time prior to the Effective Time may terminate, amend or modify this Plan. Upon such termination of this Plan, if the Public Company Certificate of Incorporation have been filed with the Secretary of State of the State of Delaware, but have not become effective, any person or entity that was authorized to execute, deliver and file such certificates may execute, deliver and file a Certificate of Termination of such certificates.

5. Third Party Beneficiaries. This Plan shall not confer any rights or remedies upon any person or entity other than as express provided herein.

6. Severability. Whenever possible, each provision of this Plan will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Plan.

7. Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws rules of such state.

8. Tax Treatment. The parties hereby agree and acknowledge that for U.S. federal income tax purposes (i) the Reorganization is intended to qualify as a reorganization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) this Plan is intended to constitute and the parties hereby adopt this Plan as a “plan or reorganization” within the meaning of Treasury Regulation sections 1.368-2(g) and 1.368-3(a), and (iii) cash received in lieu of fractional share of Class A-2 Common Stock will either be treated as a distribution to which Section 301(c) of the Code applies or a distribution in part or full payment in exchange for shares of Class A-2 Common Stock pursuant to Section 302(a) of the Code. To the extent required to take a position, the parties hereby agree to file all applicable tax and other informational returns on a basis consistent with such characterization, unless otherwise required by a governmental authority as a result of a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state, local or non-U.S. tax law) or a change in applicable law after the date hereof.

IN WITNESS WHEREOF, the Corporation has caused this Plan to be executed by its duly authorized representative as of the date first stated above.

EngageSmart, Inc.

By: /s/ Robert P. Bennett
Name: Robert P. Bennett
Title: Chief Executive Officer